Exhibit 99.1

AMPIO PROVIDES REGULATORY UPDATE

ENGLEWOOD, Colo., April 20, 2022 -- Ampio Pharmaceuticals, Inc. (NYSE American: AMPE), a biopharmaceutical company focused on the advancement of immunomodulatory therapies for the treatment of pain resulting from osteoarthritis in the knee and potentially other articular joints, today announced the receipt of written responses from the United States Food and Drug Administration (FDA) pursuant to a Type C meeting request submitted by the Company earlier in the year regarding the AP-013 trial results.

As previously disclosed, the Company submitted its Type C meeting request to gain clarity from the FDA regarding the acceptability of the proposed modified intent-to-treat (mITT) population as the primary analysis population for evaluating efficacy in the AP-013 trial, and the acceptability of AP-013 as a second pivotal trial to support a biologics license application (BLA) for Ampion.

FDA responded that it did not agree with the Company’s proposed change from the ITT population to the mITT population for the primary endpoint analysis, that mITT is a substantive and material change to the Protocol and Statistical Analysis Plan that is not in accordance with the Special Protocol Assessment agreement, and that despite the COVID related impact on patients and trial centers, the Company should have sought FDA’s agreement on these changes prior to analyzing and unblinding the data.  FDA further stated that it did not agree that AP-013 could serve as a second pivotal trial for Ampion based on both the change in the analysis population and the analysis of pain only instead of the original prespecified co-primary endpoints.

"We are very disappointed in FDA’s answer. Ampion has been in development for several years, and many shareholders have remained loyal to the company throughout the ups and downs of that development history. Severe osteoarthritis of the knee is an unmet medical need that affects nearly 17 million people in the United States, and we continue to believe that Ampion is a drug which can provide a safe and efficacious treatment for many of those patients. However, given the points in FDA’s answer, it will be very difficult to salvage AP-013 itself as a pivotal trial. Nonetheless, we and our regulatory experts believe there may be ways to do that, and we will follow-up with the FDA in the near term to discuss those options,” said Mike Martino Chief Executive Officer and Chairman of Ampio. “However, I want to be clear. At this point, I believe the best path forward for Ampio and Ampion is likely conducting a new Phase 3 trial. This management team has learned a great deal from conducting and analyzing the prior trials, including AP-013, and believe we are positioned to design and execute a trial that can lead to BLA approval.”

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a biopharmaceutical company focused on the advancement of immunomodulatory therapies for the treatment of pain resulting from osteoarthritis in the knee and potentially other articular joints. Ampio's lead drug, Ampion™, is backed by an extensive patent portfolio with intellectual property protection extending through 2037 and may be eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the Biologics Price Competition and Innovation Act (BPCIA).

Forward Looking Statements

Ampio's statements in this press release that are not historical fact, and including, but not limited to, statements that relate to future plans or events or are conditional in nature, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe,"" may", "will", "should", "forecast", "could", "expect", "suggest", "plan," "believe", "estimate", "continue", "anticipate"," and "intend", "ongoing", "opportunity", "potential", "predicts", "seek", "plan,", or similar expressions words. These forward-looking statements include statements regarding Ampio's expectations with respect to Ampion and its classification, as well as those associated with regulatory approvals and other FDA decisions, clinical trials (and FDA's decisions regarding such trials), results of safety profiles, and decisions and changes in business conditions and similar events and the likelihood and timing of Ampion's approval as a novel biologic under the BPCIA, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio's filings with the Securities and Exchange Commission, including without limitation, under Ampio's Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Such risks include, but are not limited to: our ability to fund our operations, including our ability to access funding through our "at-the-market" equity offering or through other equity or debt offerings; our ability to retain key employees, consultants, and advisors and to attract, retain and motivate qualified personnel; the progress and results of clinical trials for Ampion and additional costs or delays associated such trials, including with respect to AP-013; the significant competition in the search for a successful treatment for the novel Coronavirus Disease 2019 ("COVID-19"); our ability to enroll hospitalized patients in our Phase 1 and 2 trials of Ampion for the treatment of COVID-19 given the unplanned variability of the virus, vaccine rates and mutations in the virus in certain geographies; our ability to receive regulatory approval for and sell the products that we are developing for the treatment of COVID-19; our reliance on third parties to conduct our clinical trials resulting in costs or delays that prevent us from successfully commercializing Ampion; competition for patients in conducting clinical trials, delaying product development and straining our limited financial resources; the risk and costs associated with our decision to suspend enrollment in the Phase 3 clinical trial for treatment of severe Osteoarthritis of the Knee due to considerations relating to the COVID-19 pandemic, and the risk that generated by that clinical trial was adversely impacted by the COVID-19 pandemic; our ability to navigate the regulatory approval process in the U.S. and other countries, and our success in obtaining required regulatory approvals for Ampion on a timely basis; commercial developments for products that compete with Ampion; the actual and perceived effectiveness of Ampion, and how Ampion compares to competitive products; adverse effects and the unpredictable nature of the ongoing COVID-19 pandemic; adverse developments in our research and development activities; potential liability if any of our product candidates cause illness, injury or death, or adverse publicity from any such events; our ability to operate our business efficiently, manage capital expenditures and costs (including general and administrative expenses) and obtain financing when required; and our expectations with respect to future licensing, partnering or other strategic activities. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor and Media Contacts:
Russo Partners
Tony Russo or Nic Johnson
info@ampiopharma.com
tony.russo@russopartnersllc.com
nic.johnson@russopartnersllc.com